Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-288167, 333-257413, 333-220186, 333-198674, 333-183488, and 333-159159) and Form S-3 (No. 333-215672) of Harrow, Inc. of our reported dated March 27, 2025 on the consolidated balance sheet of Harrow, Inc. as of December 31, 2024 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2024, appearing in this Annual Report on Form 10-K of Harrow, Inc. for the year ended December 31, 2025.

/s/ Crowe LLP

Costa Mesa, California

March 2, 2026